Exhibit 23.4

December 1, 2023

Pictureworks International Holdings Limited

c/o Unit C-2-01, Level 2, Capital 3,

Oasis Square, No. 2, Jalan PJU 1A/7A, Ara Damansara,

47301 Petaling Jaya, Selangor Darul Ehsan, Malaysia.

Re:	Pictureworks International Holdings Limited (the “Company”)

We consent to the references to our firm in the registration statement on Form F-1 filed by Pictureworks International Holdings Limited with the U.S. Securities and Exchange Commission (the “SEC”) on December 1, 2023 (the “Registration Statement”) and the filing of this consent letter with the SEC as an exhibit to the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

Jia Yuan Law Offices

/s/ Du Qian
Name:	Du Qian
Title:	Partner